LightPath Technologies Announces Financial Results for Fourth Quarter and Full Year Fiscal 2014

ORLANDO, FL -- (Marketwired - September 03, 2014) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components, infrared lenses and high-level assemblies, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2014.

Fiscal Year 2014 and Fourth Quarter Highlights:

  Successfully started production in our wholly-owned subsidiary's facility located in Zhenjiang, People's Republic of China, producing approximately 100,000 lenses at greater than 96% yield during the fourth quarter.
  Ramped up production of our proprietary infrared lenses at our Orlando facility.
  Backlog increased approximately 5% to $4.3 million at June 30, 2014 as compared to June 30, 2013.
  Revenue for fiscal 2014 increased to approximately $11.83 million compared to approximately $11.78 million for fiscal 2013. Revenue for the fourth quarter of fiscal 2014 decreased slightly to approximately $3.11 million compared to approximately $3.13 million for the fourth quarter of fiscal 2013.
  Gross margin as a percent of revenue for fiscal 2014 increased to 46% as compared to 44% in the prior year.
  Net loss was approximately $313,000, or ($0.02) per share for fiscal 2014 compared to net income of approximately $215,000, or $0.02 per share in fiscal 2013. For the fourth quarter of fiscal 2014, net income was $102,000, or $0.01 per share compared to net loss of $244,000, or $0.02 per share for the fourth quarter of fiscal 2013.
  Cash on hand as of June 30, 2014 was $1.2 million as compared to $1.6 million on June 30, 2013.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Fiscal year 2014 is best characterized as a year of investment in our future. We increased our research and development spending by 29% for fiscal 2014, as compared to fiscal 2013, and 37% for the fourth quarter of fiscal 2014, as compared to the fourth quarter last year. Our selling, general and administrative expenses increased 13% and 26% for fiscal 2014 and the fourth quarter of fiscal 2014, respectively, representing an investment in our sales and marketing efforts. We successfully commenced production at our wholly-owned subsidiary's new Zhenjiang, China factory, producing about 100,000 aspheric optical lenses in the first three months of operations at yields greater than 96%. For our new line of infrared lenses, we are converting from prototype development and production into full commercial production at our Orlando facility, with significant shipments to begin in September. In fiscal year 2014, we invested approximately $2.0 million in expanding our manufacturing capacity and purchasing new equipment. We invested in more efficient equipment with new press stations at our Shanghai, Zhenjiang and Orlando facilities, increased our anti-reflective coating capacity, increased our infrared glass preparation capacity, upgraded metrology equipment for our tooling operation and expanded high-end CNC machining equipment to lower our cost of housings and other mechanical parts used in our assemblies. All of these investments support the growth opportunities that we see in both the visible lens and infrared product businesses."

"We negotiated a new lease for our Orlando headquarters and manufacturing facility that expands our space to support the increased production levels and lowers our overall lease costs by 25%. Even with the costs associated with the start-up activities for the Zhenjiang facility, capacity increases and cost reduction investments, we were able to improve our gross margins to 46%, maintain our cash at an acceptable level and improve our competitive position in all of the markets we serve."

"In fiscal 2014, we increased our production capacity to 6.2 million lenses compared to 3.2 million lenses in fiscal 2013, an increase of 94%. We also successfully increased our order backlog by 5% for fiscal 2014 as compared to fiscal 2013. We see these changes as the catalyst of continued growth. Combining this with the enhancements we have made to our internal sales and marketing organization, the addition of an experienced west coast regional sales manager and new west coast distributor; we are now well positioned with our major product lines to take advantage of the future opportunities we see for our business."

Addressing the previously disclosed securities purchase agreement with Pudong Science & Technology, Mr. Gaynor added, "We have continued to work with the U.S. government concerning the proposed investment by Pudong Science & Technology. We remain optimistic that we will receive the necessary governmental approvals to close the proposed transaction. As we have previously stated, the proceeds from the sale of common stock are intended to provide working capital to support our continued growth through global expansion."

Financial Results for Three Months Ended June 30, 2014

Revenue for the fourth quarter of fiscal 2014 totaled approximately $3.1 million, which was essentially flat as compared to the same period of the prior fiscal year. Sales performance in the fourth quarter of fiscal 2014 was influenced by a mix change in the increased sales of precision molded optics and infrared products, which replaced the revenue generated from a large purchase order related to the DARPA Low Cost Thermal Imaging Manufacturing Program. We completed the work under this purchase order in fiscal 2013. We expect continued growth in sales to be derived primarily from precision molded optics products, particularly low-cost lenses sold in Asia, and, increasingly, from the Company's infrared and collimator product lines.

The gross margin percentage in the fourth quarter of fiscal 2014 was 44%, compared to 45% in the fourth quarter of fiscal 2013. Total manufacturing costs of $1.75 million increased by approximately $26,000 in the fourth quarter of fiscal 2014 compared to the same period of the prior fiscal year due to higher rent and electricity expense as the Company increased its global square footage by nearly 67%, with most of the increased space related to the new Zhenjiang manufacturing facility.

During the fourth quarter of fiscal 2014, total costs and expenses were higher by approximately $333,000 compared to the same period of the prior year. The increase was primarily due to an increase of $109,000 in wages due to the production ramp up for our infrared lenses, $21,000 in start-up costs for the new Zhenjiang facility, an increase of $91,000 in professional services expenses, an increase of $40,000 in rent and property taxes, an increase of $40,000 in sales taxes associated with the investments made in new equipment for cost reductions and an increase of $32,000 in other miscellaneous expenses. Total operating loss for the fourth quarter of fiscal 2014 was approximately $171,000 compared to operating income of $206,000 for the same period in fiscal 2013.

In the fourth quarter of fiscal 2014, the Company recognized non-cash income of approximately $278,000 related to the change in the fair value of derivative warrants issued in connection with the June 2012 private placement. In the fourth quarter of fiscal 2013, the Company recognized a non-cash expense of approximately $503,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the fourth quarter of fiscal 2014 was $102,000 (including the $278,000 non-cash income for the change in value of the warrant liability) or $0.01 per basic and diluted common share, compared with a net loss of $(244,000) (including the $503,000 non-cash expense for the change in value of the warrant liability) or $(0.02) per basic and diluted common share for the same period in fiscal 2013. Weighted-average basic shares outstanding increased to 14,293,306 in the fourth quarter of fiscal 2014 compared to 12,956,390 in the fourth quarter of fiscal 2013 primarily due to the issuance of shares of common stock upon the exercise of warrants, shares issued for the employee stock purchase plan and shares issued upon the exercise of incentive stock options.

Financial Results for Year Ended June 30, 2014

Revenue for fiscal 2014 was approximately $11.83 million compared to approximately $11.78 million for fiscal 2013, a 0.4% increase. Revenue in the prior fiscal year included $481,000 for a large purchase order from a customer in connection with the DARPA Low Cost Thermal Imaging Manufacturing Program. We were able to replace the revenue lost from the completion of this purchase order with sales of our precision molded optics and, to a lesser extent, initial sales of infrared products.

Gross margin percentage for fiscal 2014 was 46% compared to 44% in fiscal 2013. Total manufacturing costs of $6.4 million were approximately $163,000 or 2.5% lower as compared with $6.6 million in manufacturing costs during fiscal year 2013. This decrease in manufacturing costs resulted from a decrease of $267,000 in project costs on the DARPA program over the prior year offset by an increase of $103,000 in rent and electric expenses. Direct costs, which include material, labor and services, were 25% of revenue in fiscal 2014, as compared to 24% of revenue in fiscal 2013.

During fiscal 2014, total costs and expenses increased $801,000 to approximately $5.8 million compared to approximately $5.0 million for fiscal 2013. As a result, total operating loss for fiscal 2014 was approximately $(376,000) compared to operating income of $210,000 for fiscal 2013.

In fiscal 2014, the Company recognized income of approximately $94,000 related to the change in the fair value of derivative warrants issued in connection with the June 2012 private placement. In fiscal 2013, the Company recognized an expense of approximately $15,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for fiscal 2014 was approximately $(313,000) or $(0.02) per basic and diluted common share, compared with net income of approximately $215,000 or $0.02 per basic and diluted common share for fiscal year 2013. Weighted-average basic shares outstanding increased to 14,002,093 in fiscal 2014 compared to 12,102,124 in fiscal year 2013, which is primarily due to the issuance of shares of common stock for the exercise of warrants and shares issued under the employee stock purchase plan.

Cash and cash equivalents totaled approximately $1.2 million as of June 30, 2014. Inventory increased $1.55 million primarily due to higher tool inventory, the startup of the Zhenjiang facility and the ramp up of infrared production. $913,000 of this inventory change was related to tooling. $466,000 was due to a re-class of tooling from fixed assets to inventory. The remainder of the tooling change was due to a business decision to increase the level of raw material used in the fabrication of our tooling and an increase in finished tooling to support increased production levels. The current ratio as of June 30, 2014 was 3.0 to 1 compared to 3.75 to 1 as of June 30, 2013. Total stockholders' equity as of June 30, 2014 totaled approximately $7.3 million compared to $5.4 million as of June 30, 2013, a 35% increase. Our market capitalization was $19.4 million for fiscal 2014 compared to $16.1 for fiscal 2013, a 20% increase.

As of June 30, 2014, the Company's 12-month backlog was $4.3 million compared to $4.1 million as of June 30, 2013, a 5% increase.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Wednesday, September 3, at 4:30 p.m. EDT to discuss the Company's financial and operational performance for fiscal 2014 and the fourth quarter of fiscal 2014.

Conference Call Details
Date: Wednesday, September 3, 2014
Time: 4:30p.m. (EDT)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

                LIGHTPATH TECHNOLOGIES, INC.
                 Consolidated Balance Sheets

                                                (Unaudited)
                                                  June 30,       June 30,
                    Assets                          2014           2013
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   1,197,080  $   1,565,215
  Trade accounts receivable, net of allowance
   of $5,801 and $20,617                           2,472,876      2,126,907
  Inventories, net                                 3,322,983      1,770,681
  Other receivables                                  199,976        353,530
  Prepaid expenses and other assets                  298,203        262,236
                                               -------------  -------------
    Total current assets                           7,491,118      6,078,569

  Property and equipment, net                      3,173,905      2,235,781
  Intangible assets, net                                   -         35,397
  Other assets                                        27,737         27,737
                                               -------------  -------------
      Total assets                             $  10,692,760  $   8,377,484
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,809,532  $   1,065,651
  Accrued liabilities                                124,582        110,628
  Accrued payroll and benefits                       477,623        440,462
  Deferred revenue                                         -          1,966
  Loan payable, current portion                       54,982              -
  Capital lease obligation, current portion            6,196          3,602
                                               -------------  -------------
    Total current liabilities                      2,472,915      1,622,309

Capital lease obligation, less current portion         6,270          3,302
Deferred rent                                         76,490        220,216
Warrant liability                                    731,431      1,102,021
Loan payable, less current portion                   109,963              -
                                               -------------  -------------
    Total liabilities                              3,397,069      2,947,848
                                               -------------  -------------

Stockholders' equity:
Preferred stock: Series D, $.01 par value,
 voting; 5,000,000 shares authorized; none
 issued and outstanding                                    -              -
Common stock: Class A, $.01 par value, voting;
 40,000,000 shares authorized; 14,293,305 and
 12,958,239 shares issued and outstanding,
 respectively                                        142,933        129,582
Additional paid-in capital                       211,812,134    209,645,126
Accumulated other comprehensive income                51,681         52,736
Accumulated deficit                             (204,711,057)  (204,397,808)
                                               -------------  -------------
    Total stockholders' equity                     7,295,691      5,429,636
                                               -------------  -------------
    Total liabilities and stockholders' equity $  10,692,760  $   8,377,484
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income

                             (Unaudited)          (Unaudited)
                         Three months ended              Year ended
                              June 30,                    June 30,
                         2014          2013          2014          2013
                     ------------  ------------  ------------  ------------
Product sales, net   $  3,110,943  $  3,128,986  $ 11,834,116  $ 11,783,539
Cost of sales           1,746,914     1,721,184     6,444,699     6,608,288
                     ------------  ------------  ------------  ------------
      Gross margin      1,364,029     1,407,802     5,389,417     5,175,251
Operating expenses:
Selling, general and
 administrative         1,184,407       948,038     4,514,413     3,990,927
New product
 development              337,300       245,631     1,215,472       939,025
Amortization of
 intangibles               13,445         8,217        35,397        32,868
Loss on disposal of
 property and
 equipment                     39             -           550         2,273
                     ------------  ------------  ------------  ------------
      Total costs
       and expenses     1,535,191     1,201,886     5,765,832     4,965,093
                     ------------  ------------  ------------  ------------
      Operating
       income (loss)     (171,162)      205,916      (376,415)      210,158
Other income
 (expense):
  Interest expense           (573)         (428)       (1,343)      (96,435)
  Interest expense -
   debt costs             (12,646)            -       (35,338)       (3,882)
  Change in fair
   value of warrant
   liability              278,183      (502,827)       93,520       (14,725)
  Other income
   (expense), net           8,649        53,574         6,327       120,206
                     ------------  ------------  ------------  ------------
  Total other income
   (expense), net         273,613      (449,681)       63,166         5,164
                     ------------  ------------  ------------  ------------
    Net income
     (loss)          $    102,451  $   (243,765) $   (313,249) $    215,322
                     ============  ============  ============  ============
Income (loss) per
 common share
 (basic)             $       0.01  $      (0.02) $      (0.02) $       0.02
                     ============  ============  ============  ============
Number of shares
 used in per share
 calculation           14,293,305    12,956,390    14,002,093    12,102,124
                     ============  ============  ============  ============
  (basic)
Income (loss) per
 common share
 (diluted)           $       0.01  $      (0.02) $      (0.02) $       0.02
                     ============  ============  ============  ============
Number of shares
 used in per share
 calculation           15,393,138    12,956,390    14,002,093    12,959,218
                     ============  ============  ============  ============
  (diluted)
Foreign currency
 translation
 adjustment               (10,316)      (36,016)       (1,055)      (35,522)
                     ------------  ------------  ------------  ------------
    Comprehensive
     income (loss)   $     92,135  $   (279,781) $   (314,304) $    179,800
                     ============  ============  ============  ============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Cash Flows       (Unaudited)
                                                          Year ended
                                                           June 30,
                                                   ------------------------
                                                       2014         2013
                                                   -----------  -----------
Cash flows from operating activities
Net income (loss)                                  $  (313,249) $   215,322
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
    Depreciation and amortization                      666,322      813,234
    Interest from amortization of debt costs            35,338        3,882
    Loss on disposal of property and equipment             550        2,273
    Stock based compensation                           356,815      268,307
    Provision for doubtful accounts receivable          (8,864)       2,403
    Change in fair value of warrant liability          (93,520)      14,725
    Deferred rent                                     (143,726)    (125,510)
Changes in operating assets and liabilities:
  Trade accounts receivables                          (337,105)       3,769
  Other receivables                                    153,554     (312,530)
  Inventories                                       (1,106,514)    (257,297)
  Prepaid expenses and other assets                    (91,407)      46,473
  Accounts payable and accrued liabilities             794,995      (83,111)
  Deferred revenue                                      (1,966)     (35,784)
                                                   -----------  -----------
      Net cash provided by (used in) operating
       activities                                      (88,777)     556,156
                                                   -----------  -----------
Cash flows from investing activities
  Purchase of property and equipment                (1,982,313)  (1,097,470)
                                                   -----------  -----------
Net cash used in investing activities               (1,982,313)  (1,097,470)
                                                   -----------  -----------
  Cash flows from financing activities
  Proceeds from exercise of stock options                    -        2,612
  Proceeds from sale of common stock from employee
   stock purchase plan                                   7,413        8,981
  Costs associated with conversion of debentures             -      (40,028)
  Repayments of debentures                                   -     (180,000)
  Proceeds from exercise of warrants, net of costs   1,539,061            -
  Payments on capital lease obligations                 (7,409)      (3,601)
  Proceeds from loan payable                           164,945            -
                                                   -----------  -----------
      Net cash provided by (used in) financing
       activities                                    1,704,010     (212,036)
Effect of exchange rate on cash and cash
 equivalents                                            (1,055)     (35,522)
                                                   -----------  -----------
Change in cash and cash equivalents                   (368,135)    (788,872)
Cash and cash equivalents, beginning of period       1,565,215    2,354,087
                                                   -----------  -----------
Cash and cash equivalents, end of period           $ 1,197,080  $ 1,565,215
                                                   ===========  ===========
                                                                          0
Supplemental disclosure of cash flow information:
  Interest paid in cash                            $     1,343  $     1,874
  Income taxes paid                                      2,988        2,350
  Vesting of restricted stock units                      1,912            -
Supplemental disclosure of non-cash investing &
 financing activities:
  Prepaid interest on convertible debentures
   through the issuance of common stock                      -       87,000
  Issuance of common stock through the conversion
   of 8% debentures                                          -      907,500
  Fair value of warrants issued to consultant                -       13,000
  Purchase of equipment through capital lease
   arrangement                                          12,972            -
  Reclassification of tooling costs to inventory       425,686            -
  Reclassification of warrant liability upon
   exercise                                            277,070            -

          LIGHTPATH TECHNOLOGIES, INC.
 Consolidated Statement of Stockholders' Equity
       Years ended June 30, 2014 and 2013

                                              (Unaudited)

                                          Class A            Additional
                                       Common Stock           Paid-in
                                --------------------------
                                   Shares        Amount       Capital
                                ------------ ------------- -------------
Balance at June 30, 2012          11,711,952 $     117,120 $ 208,410,216
Issuance of common stock for:
  Employee stock purchase plan        10,567           106         8,875
  Exercise of employee stock
   options                             2,511            25         2,587
  Conversion of debentures, net
   of costs                        1,148,738        11,487       855,985
  Interest payment on
   convertible debentures             84,471           844        86,156
Warrant issued for consulting
 services                                  -             -        13,000
Stock based compensation on
 stock options and restricted
 stock units                               -             -       268,307
Net income                                 -             -             -
Foreign currency translation
 adjustment                                -             -             -
                                ------------ ------------- -------------
Balance at June 30, 2013          12,958,239 $     129,582 $ 209,645,126
Issuance of common stock for:
  Vested restricted stock units      191,160         1,912        (1,912)
  Employee stock purchase plan         7,764            77         7,336
  Exercise of warrants, net of
   costs                           1,136,142        11,362     1,527,699
Reclassification of warrant
 liabilityupon warrant exercise            -             -       277,070
Stock based compensation on
 stock options and restricted
 stock units                               -             -       356,815
Net loss                                   -             -             -
Foreign currency translation
 adjustment                                -             -             -
                                ------------ ------------- -------------
Balance at June 30, 2014          14,293,305 $     142,933 $ 211,812,134
                                ============ ============= =============

                                 Accumulated
                                    Other                         Total
                                Comprehensive   Accumulated   Stockholders'
                                    Income        Deficit         Equity
                                -------------  -------------  -------------
Balance at June 30, 2012        $      88,258  $(204,613,130) $   4,002,464
Issuance of common stock for:
  Employee stock purchase plan              -              -          8,981
  Exercise of employee stock
   options                                  -              -          2,612
  Conversion of debentures, net
   of costs                                 -              -        867,472
  Interest payment on
   convertible debentures                   -              -         87,000
Warrant issued for consulting
 services                                   -              -         13,000
Stock based compensation on
 stock options and restricted
 stock units                                -              -        268,307
Net income                                  -        215,322        215,322
Foreign currency translation
 adjustment                           (35,522)             -        (35,522)
                                -------------  -------------  -------------
Balance at June 30, 2013        $      52,736  $(204,397,808) $   5,429,636
Issuance of common stock for:
  Vested restricted stock units             -              -              -
  Employee stock purchase plan              -              -          7,413
  Exercise of warrants, net of
   costs                                    -              -      1,539,061
Reclassification of warrant
 liabilityupon warrant exercise             -              -        277,070
Stock based compensation on
 stock options and restricted
 stock units                                -              -        356,815
Net loss                                    -       (313,249)      (313,249)
Foreign currency translation
 adjustment                            (1,055)             -         (1,055)
                                -------------  -------------  -------------
Balance at June 30, 2014        $      51,681  $(204,711,057) $   7,295,691
                                =============  =============  =============

          LIGHTPATH TECHNOLOGIES, INC.
                     EBITDA

                              (Unaudited)          (Unaudited)
                          Three months ended              Year ended
                               June 30,                    June 30,
                          2014          2013          2014          2013
                      ------------  ------------  ------------  ------------

Net income (loss)     $    102,451  $   (243,765) $   (313,249) $    215,322
Depreciation and
 amortization              122,255       211,900       666,322       813,234
Interest expense            13,219           428        36,681       100,317
                      ------------  ------------  ------------  ------------
  EBITDA              $    237,925  $    (31,437) $    389,754  $  1,128,873
Change in fair value
 of warrant liability     (278,183)      502,827       (93,520)       14,725
                      ------------  ------------  ------------  ------------
  Adjusted EBITDA     $    (40,258) $    471,390  $    296,234  $  1,143,598
                      ============  ============  ============  ============

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
Email: jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel:631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com